Exhibit 99.2

April 26, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES AGREEMENT

TO SETTLE FERC REFUND LITIGATION IN CALIFORNIA

HOUSTON (April 26, 2004) – Dynegy Inc. (NYSE: DYN) today announced an agreement on a comprehensive settlement of numerous contested Federal Energy Regulatory Commission (FERC) claims relating to western electric energy market transactions that occurred between January 2000 and June 2001. The settling parties include the FERC, Pacific Gas and Electric Company, Southern California Edison, San Diego Gas & Electric Company, the California Department of Water Resources, the California Public Utilities Commission (CPUC) staff and West Coast Power, L.L.C. West Coast Power is a 50-50 joint venture between Dynegy and NRG Energy, Inc. The settlement is subject to final documentation and approval by the FERC and the CPUC.

As part of the settlement agreement, West Coast Power will place a total of $22.5 million, which includes a $3 million settlement with the FERC announced on Jan. 20, 2004, from West Coast Power-generated cash into escrow accounts for subsequent distribution to various California energy purchasers. In addition, West Coast Power will forego:

•	Past due receivables from the California Independent System Operator (ISO) and the California Power Exchange related to the settlement period; and

•	Natural gas cost recovery claims against the settling parties related to the settlement period.

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DYNEGY ANNOUNCES AGREEMENT

TO SETTLE FERC REFUND LITIGATION IN CALIFORNIA

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In exchange, the various California settling parties agree to forego:

•	All claims relating to refunds or other monetary damages for sales of electricity during the settlement period; and

•	Claims alleging that Dynegy received unjust or unreasonable rates for the sale of electricity during the settlement period.

Dynegy’s historical financial statements already reflect its share of reserves previously recorded by West Coast Power relating to its accounts receivable from the California ISO and the California Power Exchange, as well as its estimated refund exposure with respect to the California energy markets. Dynegy will take an additional $5 million charge in the first quarter 2004 related to the settlement. The company does not expect to take any additional charges related to the settlement.

“The settlement announced today will bring closure on a substantial portion of the company’s overhanging California issues, without a material impact on the company’s 2004 forecasted earnings or cash flows,” said Bruce A. Williamson, President and Chief Executive Officer of Dynegy Inc. “We are pleased to reach this agreement with the parties involved and we appreciate their efforts to resolve the issues from the past so that we all may continue to focus on providing safe and reliable electricity to the citizens of California.”

The settlement agreement does not cover civil litigation related to the California energy markets in which Dynegy and West Coast Power are, or may be, defendants, nor does it cover the pending appeal of a FERC ruling regarding the validity of the current contract between West Coast Power and the California Department of Water Resources.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 12,700 megawatts of net generating capacity, gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

The West Coast Power facilities, totaling 2,312 megawatts of natural gas-fired baseload, intermediate and peaking generation, are located in southern California.

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the settlement of certain claims involving Dynegy and West Coast Power. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include Dynegy’s ability to negotiate and execute final settlement documentation and to obtain approval from the FERC and the CPUC for the settlement. There can be no assurance that such actions will occur or that the settlement will be completed. More information about the risks and uncertainties relating to these forward-looking statements can be found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.